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                                                                   EXHIBIT 99.13

                              REPRESENTATION OF
                    MERRILL LYNCH ASSET MANAGEMENT, INC.

        The undersigned, being the holder of 10,000 shares of common stock of Merrill Lynch Retirement Benefit Investment Program, Inc., Full Investment Portfolio (the "Fund"), hereby confim its representation to the Fund that it acquired such shares for investment purposes without - any present intention of reselling any such shares.


                                           Merrill Lynch Asset Management, Inc.


                                           By /s/ Robert Harris
                                              ---------------------------------
                                                  Robert Harris
                                                  Vice President

Dated: October 16, 1985